Exhibit 99.1

CANNAPHARMARX ANNOUNCES THE ACQUISITION OF A MINORITY INTREST IN GREAT NOTHERN CANNABIS, A CANADIAN CANNABIS PRODUCER, AND THE APPOINTMENT OF DOMINIC COLVIN AS CEO AND CHARIMAN OF THE BOARD

Company Continues to acquire Cannabis Grow Capacity in Canada

IRVINE, CA—[February 26, 2019]—CannaPharmaRx, Inc. (OTC Pink Sheets: “CPMD”) announced today it has completed the acquisition of a minority interest in GN Ventures, LTD., (“GNC”), an Alberta corporation, engaged in the development of Canadian cannabis cultivation facilities.. Under the terms of the stock purchase agreement the Company acquired approximately eighteen (18%) percent of the issued and outstanding securities of GNC for total consideration of 7,998,963 shares of CPMD common stock. Additionally, the Company acquired warrants exercisable to purchase an additional 2,500,000 shares of GN at an exercise price of CAD$1.00 per share.

GNC owns a 60,000 square foot cannabis cultivation and grow facility located on 38 acres in Stevensville, Ontario, Canada. Once completed, GNC estimates annual total production capacity from the Stevensville facility of up to12,500 kilograms of cannabis. When completed, GN believes it will begin cultivation activities and generate its initial harvest by the middle of 2019. Additionally, the plan is to increase cannabis production by building additional cannabis cultivation facilities on the excess land presently owned adjacent to the existing Stevensville facility, provided that additional funding for expansion can be obtained on commercially reasonable terms.

CPMD also appointed Dominic Colvin as Chief Executive Officer, President and Chairman of the Board. Mr. Colvin had previously been CEO, President and a director of CPMD until he resigned to avoid any appearance of conflicts of interest. Mr. Colvin stated, “I am very excited for the growth opportunities at CannapharmaRx. The Company’s objective is to become the premier holder of cannabis producing facilities in Canada. With the previously acquired Hanover property and minority ownership of GN Ventures, we are well on our way to achieving the production and ownership goals of the Company. We intend to acquire additional shares of GN along with other Canadian licensed producers and develop cannabis cultivation facilities which produce high quality cannabis at the lowest operational costs in the industry. Canada is still the place to be for cannabis production and we see a huge demand for years to come from the product we produce.”

About CannaPharmaRx, Inc.

CannaPharmaRx is focused on the acquisition and development of state-of-the-art cannabis grow facilities located in Canada. CPMD has recently completed an initial acquisition of a 48,500 square foot cannabis grow facility presently under development and is currently in discussion with other companies regarding potential acquisitions or business combinations. CannaPharmaRx’s business strategy is to become a leader in high quality and low-cost production of cannabis in Canada through the development, acquisition and enhancement of existing facilities. CannaPharmaRx is presently targeting acquisitions of companies in the final stages of obtaining cannabis licensee applications or those which are nearing revenue generation. CannaPharmaRx is committed to operating high quality facilities utilizing the latest technology in combined heat and power generation to ensure being a low-cost producer of cannabis. CannaPharmaRx is in the process of completing an application to list its common stock on the Canadian Stock Exchange with initial trading anticipated to being during the second quarter of 2019.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, CannaPharmaRx, Inc. may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the company’s most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

Contact Information:

Attention info@cannapharmarx.com

Telephone 949.652.6838